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                                                                   EXHIBIT 5.1


                   FORM OF LEGAL OPINION OF COUNSEL TO PARENT


                                August ____, 1996


DiviCom Inc.
1708 McCarthy Boulevard
Milpitas, CA 95035



Ladies and Gentlemen:

     Reference is made to the Agreement and Plan of Reorganization dated May 28, 1996, as amended, among C-Cube Microsystems Inc. a Delaware corporation ("Parent"), C-Cube Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), DiviCom Inc., a Delaware corporation (the "Company"), and Sagem S.A., Sagem International and Tregor Electronique S.A., each a company organized under the laws of France, and Iena International S.A., a company organized under the laws of Luxembourg (collectively, "Seller") (the "Reorganization Agreement"). The Reorganization Agreement provides for the acquisition of the Company by Parent (the "Merger") pursuant to a statutory merger of the Company with and into Merger Sub on the terms and conditions set forth in the Reorganization Agreement. This opinion is rendered to you pursuant to Section 6.2(d) of the Reorganization Agreement, and all capitalized terms used herein have the meanings defined for them in the Reorganization Agreement unless otherwise defined herein.

     We have acted as counsel for Parent in connection with the negotiation of the Reorganization Agreement and the effectuation of the Merger. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purposes of rendering this opinion. In addition, we have examined originals or copies of documents, corporate records and other writings which we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on original documents, the conformity to original documents of all copies submitted to us and the due execution and delivery of all documents by any party other than Parent and Merger Sub where due execution and delivery are a prerequisite to the effectiveness thereof.

     As used in this opinion, the expression "to our knowledge" with reference to matters of fact means that, after an inquiry of attorneys within our firm who have performed legal services for Parent in connection with the Merger, examination of documents made available to us by Parent and

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DiviCom Inc.
August __, 1996
Page 2

inquiries of officers of Parent, we find no reason to believe that the opinions expressed herein are factually incorrect; but beyond that we have made no independent factual investigation for the purpose of rendering this opinion.

     The opinions hereinafter expressed are subject to the following qualifications:

     (a) We express no opinion as to the effect of rules of law governing specific performance, injunctive relief or other equitable remedies;

     (b) We express no opinion as to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally;

     (c) We express no opinion as to compliance with the antifraud provisions of state and federal laws, rules and regulations concerning the issuance of securities. To the extent this opinion addresses applicable state securities laws other than those of the State of California, we have not retained or relied upon opinions of counsel admitted to the bar of such states, but rather have relied upon compilations of the securities laws of such states contained in looseleaf reporting services currently available to us;

     (d) Except as specifically provided herein, we express no opinion as to the enforceability of any of the agreements attached as exhibits to the Reorganization Agreement;

     (e) We are members of the Bar of the State of California and we are not expressing any opinion as to any matter relating to laws of any jurisdiction other than the Federal laws of the United States of America and the Delaware General Corporation Law.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     2. Each of Parent and Merger Sub had and has all requisite corporate power and authority to enter into the Reorganization Agreement and the Certificate of Merger and to consummate the transactions contemplated thereby. The execution and delivery by Parent and Merger Sub of the Reorganization Agreement and the Certificate of Merger and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. The Reorganization Agreement and the Certificate of Merger have been duly executed and delivered by Parent and Merger Sub and constitute valid and binding obligations of Company and Merger Sub, enforceable against each of them in accordance with their respective terms.

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DiviCom Inc.
August __, 1996
Page 3

     3. To our knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of the Reorganization Agreement and the consummation by Parent and Merger Sub of the transactions contemplated thereby, other than
(i) the filing of a premerger notification report by Parent and Merger Sub under the HSR Act, (ii) those required to be made or obtained by Parent or any of its affiliates as are required in connection with the transactions contemplated by the Reorganization Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a material adverse effect on Parent.

     4. The shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Reorganization Agreement, when issued in the manner contemplated by the Reorganization Agreement and the Registration Statement referred to below, will be duly and validly authorized, fully paid, non-assessable and free of preemptive rights or any right of first refusal. The issuance of the Parent Common Stock has been registered under the Securities Act and the rules and regulations thereunder.

     5. The Registration Statement on Form S-4 (No. 333-6653) filed with the SEC on June 24, 1996, as amended (the "Registration Statement"), became effective under the Securities Act at ____ p.m. Eastern Daylight Time on August _____, 1996. To our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or threatened under the Securities Act. The Registration Statement complies as to form in all material respects with the applicable rules and regulations of the SEC, it being understood that we express no opinion whatsoever with respect to the accuracy or completeness of the factual or financial matters disclosed in the Registration Statement or the description of the business of Parent or the Company.

     6. To our knowledge, no legal proceedings have been commenced with respect to the Merger seeking an injunction of the consummation of the Merger or the imposition of a material liability upon such consummation.

     This opinion is solely for your benefit and is not to be made available to or relied upon by any other person without our express prior written consent.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation